EXHIBIT 1

               SECOND AMENDMENT TO MASTER LINE OF CREDIT AGREEMENT
                         MENDOCINO BREWING COMPANY, INC.

This Second Amendment to Master Line of Credit Agreement (this "Amendment") is made and entered into as of February 12, 2001, by and between United Breweries of America Inc., a Delaware corporation ("UBA"), and Mendocino Brewing Company, Inc., a California corporation ("MBC").

                                    Recitals

     A. UBA and MBC have entered into a Master Line of Credit Agreement (the "Agreement"), dated as of August 31, 1999, with respect to a credit facility in the amount of $800,000 made available to MBC by UBA.

     B. UBA and MBC have entered into a First Amendment to Master Line of Credit Agreement (the "First Amendment"), dated as of April 28, 2000, which increased the amount of the credit facility under the Agreement to $1,200,000.

     C. UBA and MBC wish to further amend the Agreement to increase the amount of the credit facility to $1,600,000.

NOW, THEREFORE, the parties agree as follows:

                                    Agreement

     1. General Purpose and Amount. Section 1 of the Agreement is hereby amended, in its entirety, to provide as follows:

         "1. General Purpose, Amount. Lender agrees to make and Borrower agrees to accept a credit facility in the principal sum of One Million Six Hundred Thousand Dollars ($1,600,000.00) or so much thereof as may be from time to time disbursed hereunder (the "Credit Facility") for the purpose of providing funds for the operations of Borrower, including paying amounts owed by Borrower to Lender. Each draw on the Credit Facility shall be evidenced by a convertible promissory note (each a "Note") of Borrower, payable to the order of Lender and shall be substantially in the form set forth in Exhibit A."

     2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

     3. Ratification of Agreement; Amendments. Except as specifically amended by this Amendment, all provisions of the Agreement are ratified and affirmed. The Agreement and this Amendment may only be amended by a written instrument executed by both UBA and MBC. This Amendment expressly amends and supersedes the First Amendment.

     5.   Counterparts.   This   Amendment  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.


                             MENDOCINO BREWING COMPANY, INC.,
                             a California corporation


                             By: /s/ Yashpal Singh
                                 -------------------------------------
                                 Yashpal Singh, President


                             By: /s/ Mahadevan Narayanan
                                 -------------------------------------
                                 Mahadevan Narayanan, Secretary and Treasurer


                             UNITED BREWERIES OF AMERICA, INC.


                             By: /s/ Anil Pisharody
                                 -------------------------------------
                                 Anil Pisharody, Secretary and Treasurer

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